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                                                                 EXHIBIT 99.490

February 13, 2001

Mr. Pete Garris
California Department of Water Resources
Operations Control Office
3310 El Camino Ave
Sacramento, CA 95821
Tel:  916-947-4705


Dear Pete,

Perot Systems Corporation is excited to have the opportunity to present this proposal for providing scheduling and settlements services to California Department of Water Resources (CDWR).

We understand the enormous responsibility that has been assigned to CDWR to lead California out of its current energy crisis. We also understand the tremendous technical and business challenge that your organization is facing in providing scheduling and settlements services to CDWR. We are uniquely qualified to offer CDWR solutions that will mitigate its technical and business risks. Prominent among our qualifications are:

     o Perot Systems was a principal member of the teams that designed, developed and implemented scheduling and settlements business and IT solutions for both the California ISO and the California PX (CalPX).

     o Perot Systems developed and integrated the scheduling and settlements systems that are currently being used at CalPX - we believe that the scheduling and settlements solutions that would meet CDWR's needs are very similar to those currently being used by CalPX.

     o Perot Systems staff that will be engaged in this "process" has been operating all the IT infrastructure, applications and business processes that CalPX currently uses for its scheduling and settlements functions.

The proposal that follows details our approach which is intended to enable CDWR to optimize between its competing objectives of risk mitigation and cost control. We welcome the opportunity to discuss our proposal with you in greater detail, and look forward to working with you. Please contact me at (626) 537-3027 should you have any question regarding our proposal.

Sincerely,



Dariush Shirmohammadi
Director, Energy Industry

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